Exhibit 99

Operator: Good morning. Thank you for joining us for today’s First Defiance Financial Corp’s First Quarter 2010 Conference Call. This call is also being webcast and the audio replay will be available at the First Defiance website at www.fdef.com.After today’s presentation there will be an opportunity to ask questions. Providing commentary this morning will be Bill Small, Chairman, President and CEO of First Defiance and Don Hileman, Executive Vice President and Chief Financial Officer. Following their prepared comments on the company’s strategy and performance, they will be available to take your questions. Before we begin, I’d like to remind you that during the conference call today, including during the Q&A period, you may hear forward-looking statements related to future financial results and business operations for First Defiance Financial Corp. Actual results may differ materially from current management forecast and projections as a result of factors over which the company has no control. Information on these risk factors and additional information on forward-looking statements are included in the news release and in the company’s reports on file with the Securities and Exchange Commission. And now, I will turn the call over to Mr. Small for his comments.

Bill Small: Good morning and thank you for joining us for the First Defiance Financial Corp. conference call to review the 2010 first quarter. Last night we issued our earnings release reporting the first quarter 2010 results and this morning we would like to discuss that release and look forward into the balance of 2010. At the conclusion of our presentation we will answer any questions you might have. Joining me on the call this morning to give more detail on the financial performance for the first quarter is CFO Don

Hileman. Also with us this morning to answer questions is Jim Rohrs, President and CEO of First Federal Bank.

First quarter 2010 net income on a GAAP basis was $1.5 million or $0.12 per diluted common share. This compares to net income of $3.4 million and $0.36 per diluted common share in the 2009 first quarter.

The first quarter of 2010 continued to present challenges as we work through the asset quality issues caused by the distressed economy. While we are seeing some leading indicators of improving credit quality in the overall portfolio, credits with previously identified weaknesses continue to work through the system. Additional write downs due to newly identified collateral shortfalls on some of these credits were a significant part of the additional provision expense this quarter. The core operation remains solid as non-interest income stayed relatively flat with last years first quarter when we had substantial mortgage banking income during the heavy refinance business. Mortgage banking income was 33% lower first quarter 2010 versus first quarter 2009. Net interest income prior to provision was up over $1 million over the 2009 first quarter results and relatively flat with the linked quarter despite a significant drop in loan balances. Deposit growth was again solid in the quarter with non-interest bearing deposits up over 14% year over year. The deposit growth along with pricing discipline produced a net interest margin basically flat compared to year end 2009, but up 12 basis points from March 31, 2009. Non-interest expense was flat with the linked quarter and with first quarter 2009 despite significantly higher credit and collection and OREO expense.

The provision expense in the first quarter once again was the biggest drag on earnings. As I mentioned earlier this is more a result of additional write downs on previously identified credits rather than new problem loans. As new or updated collateral value information is obtained we are making the appropriate adjustments to our reserves on these loans. These valuation adjustments are both on real estate and other collateral classifications.

Charge-offs were significantly higher during the quarter and this was reflective of the continuation of many of the problem credits working their way through the system and off the books or, in some cases, being modified. We anticipate the charge offs will continue to be elevated in the near term as more of these assets work through the system.

Some encouragement on asset quality comes with the improvement in some leading indicators within our portfolio. Non-performing assets were down compared to year end 2009 and we also anticipate seeing a change in the pattern of declining collateral levels.

Loan balances dropped significantly during the first 3 months of 2010 in virtually all loan categories as both businesses and consumers seemed focused on reducing debt rather than adding additional borrowings. Both normal amortization and pay downs on lines of credit contributed to the reduction. We did start to see a pick up in borrowing requests in the latter part of the quarter and several significant commitments on the commercial side are waiting to be closed and funded. Residential mortgage lending is well off the record pace of the first half of 2009, but is still remaining at more normal historic levels. One positive on the residential side is we are seeing a significantly higher percentage of purchase loans rather than the refinancing loans that were more prevalent in 2009.

I will now ask Don Hileman to give you the financial details for the quarter before I wrap up with an overview and a look at what we see developing for the balance of 2010. Don…

Don Hileman: Thank you Bill and good morning everyone.

The first quarter remained difficult from a credit perspective with a continuation of the demanding economic environment in our market area, including high unemployment and weak economic activity. We are seeing more signs of improvement in our markets but the signs are more isolated than across the board. We believe the overall trend is toward improved economic activity. However, our market area of southern Michigan, North East Indiana and the extreme North West corner of Ohio continues to be well into the double digits in unemployment. As we review our financial performance, credit quality remains a major driver and impact on our performance. We also had several other areas with stabilizing or improving trends. I will begin with a discussion of credit quality. This quarter we had another significant loan loss provision with a corresponding increase in the allowance for loan losses. This was driven primarily by an increase in the specific allowance necessary on current classified loans, as well as an increase in the quantitative component of the general allowance, which is based on historical charge off levels that have increased. The qualitative component decreased slightly based on improving trends in non accrual loans, classified loans, and a reduction of required reserve due to a decline in overall loan balances. In correlation with the continued environment of high unemployment, lower real estate values and sustained economic weakness in our market area as well as the current regulatory environment, we believe it is prudent to operate with higher levels of general loan loss reserves at this time. We will need to see a sustained period of improvement to be comfortable that the economy in our market has truly turned the corner.

Our provision expense totaled $6.9 million, down from $8.1 million in the fourth quarter of 2009 and up from $2.7 million in the first quarter of 2009. Our allowance for loan loss increased to $39 million or 2.47% of total loans at March 31, 2010 from $36.5 million or 2.26% of total loans on December 31, 2009 and from $25.7 million or 1.62% of total loans on March 31, 2009. The first quarter provision exceeded net charge-offs by $2.4 million. Annualized net charge offs were 1.14% of loans for the first quarter of 2010 compared with .79% on a linked quarter basis. Of the total charge offs, 68% related to commercial real estate and 16% related to commercial loans. Of the total commercial real estate charge offs of $3.2 million, $1.5 million or 47% related to one credit relationship and $350,000 or 48% of the total commercial charge offs of $735,000 related to two credit relationships.

We maintain a continuous process of analysis and review of our loan portfolio. As loans move through the credit resolution process, one of the alternatives is for the bank to take control of the real estate collateral either by way of foreclosure or by obtaining title voluntarily from borrower in lieu of foreclosure. We are moving more loans to this stage, which is evidenced by a higher level of OREO this quarter. On the positive side, we are also seeing more activity from potential buyers of these properties as they go to auction or are listed for sale.

We calculate our allowance for loan losses by analyzing all loans on our internally rated classified and special mention lists and making informed judgments about the risk of loss based on the cash flow of the borrower, the value of any collateral, and the financial strength of any guarantors. Based on those judgments, we record a specific amount for loan losses against each loan that we analyze for impairment. We analyze all internally rated classified and special mention loans on at least a quarterly basis.

The provision for loan losses is the adjustment we make to the allowance for loan losses necessary for the allowance to be adequate, based on the losses we estimate to be in the portfolio. Our review considers numerous factors in determining if it is appropriate to adjust the economic, environmental and risk factors we use in determining the general portion of the reserve for loan loss, when we assess the adequacy of the reserve. In maintaining the current factor levels, believe we are consistent with the operating environment we foresee for 2010.

At December 31, our allowance for loan losses represented 2.47% of total loans outstanding, an increase of 21 basis points over last quarter and represents 96.03% of our non-performing loans, which is up from 76.3% of non-performing loans at December 31, 2009. Non-performing assets ended the quarter at $53.4 million or 2.59% of total assets down from $61.4 million last quarter which was 2.99% of our total assets. Total nonperforming loans decreased to $40.6 million from $47.9 million in fourth quarter, with non-accrual loans decreasing $7.6 million to $33.6 million from $41.2 million on a linked quarter basis. Restructured loans increased $300,000 from last quarter. Restructured loans are considered non-performing because of changes in the original terms granted to borrowers. These loans are still accruing interest. This is a process in which we can work with borrowers who have the ability to repay to mitigate the loss potential. Total classified loans declined $2.2 million to $ 126.7 million from $128.9 million at December 31, 2009 but were up from $97.4 million at March 31, 2009.

The total delinquency rate was 3.36% at March 31, 2010 up from 3.18% at December 31, 2009 and 3.33% at March 31, 2009. The delinquency rate for the loans 90 days past due and or on non-accrual decreased to 2.10% this quarter from 2.50% in the fourth quarter of 2009. The decrease in the level of non-accrual /90+ days past dues from the last quarter is due to a decrease in commercial real estate 90 day past due of $5.8 million and an decrease in commercial 90 days past due of $3.1 million, offset by an increase in one to four family residential of $1 million, with home equity and home improvement going up $571,000. The composition of the 90 + day past due/ non accrual percentage of total loans at the end of the first quarter breaks down into certain sectors, with the comparison on a linked quarter basis, commercial real estate 2.29% down from 2.98%, commercial 2.12% down from 2.8%, one to four family residential 2.96% up from 2.35%, Home equity 0.71% up from 0.30%, construction 0.38% down from 1.39% and consumer 0.19% up from 0.17%. We have a diversified portfolio and low average loan size, very little presence in the most problematic segments of commercial real estate such as big box retailers and large office buildings, and credits are generally underwritten on a cash flow basis that require meaningful equity and personal guarantees. We continue to strengthen our credit review process and increase the overall scope of loans we individually review on a quarterly basis. Improving credit quality and reducing the level of non-performing assets and classified asset is a major focus of the company.

Mortgage banking was down in the first quarter, but we were pleased with the results considering the difficult economic environment. Overall mortgage banking income for the quarter was $1.8 million compared with $2.7 in the first quarter of 2009 and $ 2.1 million in the fourth quarter of 2009. We had gain on sale income of $1.2 million in the first quarter of 2010 compared with $2.8 million in the first quarter of 2009 and $1.5 million in the fourth quarter of 2009. We also recorded a positive valuation adjustment to mortgage servicing rights of $321,000 in the first quarter of 2010 compared with a positive adjustment of $169,000 in the first quarter of 2009 reflecting the change in the level of market interest rates that affect the assumed pre payment speeds on the underlying collateral. At March 31, 2010, First Defiance had $1.2 billion in loans serviced for others. The mortgage servicing rights associated with those loans had a fair value of $9.4 million or 77 basis points of the outstanding loan balances serviced. Total impairment reserves, which are available for recapture in future periods, totaled $1.2 million at the quarter end. We anticipate the trend to continue with an increase in market rates accelerating in the later half of 2010.

The economic environment continues to add stress on our investments in Trust Preferred Collateralized Debt Obligations (or CDOs) and required additional Other Than Temporary Impairment write-downs in the first quarter. The OTTI charge recognized in the first quarter of 2010 totaled $70,000 compared with a charge of $1.4 million on a linked quarter basis and a charge of $672,000 in the first quarter of 2009.

The Trust Preferred CDO investments in the portfolio have a total book value of $3.9 million and market values of $1.6 million at March 31, 2010. The book value of the CDO’s with OTTI at March 31, 2010 was $1.9 million with a market value of $572,000.

The book value of CDO’s without credit impairment was $2 million with a market value of $1 million. The decline in value of those investments is primarily due to the continued lack of liquidity in the CDO market. These investments continue to pay principal and interest payments in accordance with the contractual terms of the securities. Management has not deemed the impairment in value of these CDO investments to be Other-Than-Temporary and therefore has not recognized the reduction in value of those investments in earnings. The OTTI charge was partially offset by a $6,000 gain on sale of one security.

Turning to other operating results, our net interest income of $17.0 million for the quarter compared with $17.5 million on a linked quarter basis and up from the $16.0 million in the first quarter of 2009. For the quarter, our margin was 3.85% which was a 14 basis point increase from the first quarter of 2009 and a 3 basis point increase on a linked quarter basis. The continued low rate environment has given us opportunities to re-price on the liability side. We have been successful in continuing to lower our cost of funds but the level of decrease has modified recently. We have also seen the downward pressure on overall asset yields and the downward re-pricing of variable rate loans. The increase in our liquidity position has also impacted the margin but we believe this is prudent at this time and positions us to take better advantage of increased market rates in the future. The rate environment remains challenging and we feel that we have minimal opportunity for continued reductions on some of our transaction and saving products with still some opportunities on term accounts. We are focused on pricing opportunities to maintain and expand the margin. We are particularly focused on asset pricing discipline.

Fee income continues to be resilient and was $3.2 million in the first quarter of 2010 compared with $3.1 million in the first quarter of 2009 and down from $3.5 million on a linked quarter basis. Insurance revenue was $1.1 million in the first quarter of 2010 basically flat with the fourth quarter of 2009 and down from $1.5 million in the first quarter of 2009. First Defiance’s insurance subsidiary, First Insurance and Investments, typically recognizes contingent revenues during the first quarter. These revenues are bonuses paid by insurance carriers when the Company achieves certain loss ratios or growth targets. In 2010, First Insurance earned $91,000 of contingent income, compared to $431,000 recorded during the first quarter of 2009. Income from bank owned life was $480,000 in the first quarter compared with $59,000 in the first quarter of 2009. The first quarter of 2010 included approximately $269,000 of death benefit proceeds.

Overall non-interest expense decreased to $14.8 million this quarter from $14.9 million in the first quarter of 2009 and increased from $14.6 million on a linked quarter basis. The first quarter compensation and benefits expenses were down $908,000 or 12% from the first quarter of 2009. The first quarter of 2010 had lower levels of variable compensation due to the overall level of performance. FDIC insurance expense increased to $1 million in the first quarter of 2010 from $567,000 in the same period of 2009 as a result of the FDIC rate increases and higher insured deposit balances.

Other non-interest expense increased to $3.3 million in the first quarter from $3 million in the first quarter of 2009. Increases in expenses of $434,000 for credit, collection and OREO, $167,000 related to deferred compensation valuation, consulting $98,000, which was partially offset by reductions of attorney and legal fees of $153,000, marketing $68,000 and other various cost reductions. The occupancy expense was lower on a linked quarter basis due to the benefit of the closure of two offices in the fourth quarter of 2009. On a linked quarter, other non interest expense decreased to $3.3 million from $3.7 million. The fourth quarter of 2009 included $652,000 relating to the closing of two branch facilities and the relocation of a third. This linked quarter reduction was partially offset by increases of collection costs of $268,000 and OREO write-down’s of $227,000. Our compensation and benefits expenses have been positively impacted by decisions to preemptively reduce staff levels as well as to allow attrition to reduce staffing levels. We believe that we have a balanced approach to cost control in this difficult environment as well as a sustained focus on customer service. We continue to look for opportunities to expand our market presence in strategic growth markets.

We saw balance sheet growth with total assets growing $48.1 million from March 2009 to $2.06 billion at March 31, 2010 and basically flat on a linked quarter basis. On the asset side,

cash and equivalents grew $43 million over the year to $154.7 million at March 31, 2010. Gross loan balances declined $9.3 million year over year and declined $40.5 million on a linked quarter basis. Loan activity in general continues to be weak and we have seen an increase in business loan pre payments and debt reduction from those companies in a position to do so. We have been able to generate new and existing business but not at levels to grow the loan portfolio. We continue to be prudent in our new loan activities. We have been able to develop strong new relationships with good commercial clients. We believe that controlled growth is reflective of the environment and we are well positioned for future growth.

Total deposits grew $59.3 million from March of 2009 and increased $19.4 million on a linked quarter basis. We were also pleased with our growth in non-interest bearing deposits to $187.2 million at March 31, 2010 up from $163.9 million at March 31, 2009. We continue to focus on growth in non-interest bearing balances in correlation with an overall strategy and efforts to reduce our cost of funds. During the first quarter we repaid $20 million in FHLB advances.

That completes my overview for the quarter. I’ll turn the call back to Bill.

Bill Small: Thank you Don.

As we progress through 2010 we are aware that there are still many challenges confronting the banking industry, many known and probably some unknown. Our three primary focuses right now are asset quality, core deposit growth, and expense control. We have made significant strides in all three of these areas in recent quarters and we must continue with this effort to meet the challenges and return to higher levels of profitability.

The overall economic climate throughout our market area continues to vary from industry to industry, but we have seen some signs of encouragement. Many of our manufacturing clients are reporting new orders and an increase in jobs to quote. Indications from the trucking industry are that business started to pick up in the latter part of 2009 and is remaining steady. Agriculturally, we are coming off several relatively strong years in most parts of our market area. Some farmers have already started planting this year’s crops and, assuming weather conditions are decent throughout the growing season, most are expecting another good year based on commodity prices. Most of our commercial clients are keeping a cautious eye on oil prices and the impact another spike could have on fuel, fertilizer, and other petroleum based products.

Housing data shows that prices are stabilizing and purchase activity is picking up. Some of the increased activity is likely fueled by the tax incentive program that is set to expire at the end of April, but realtors seem more optimistic than they have been in recent quarters. Housing starts in this region are showing some positive signs, which is certainly encouraging to area home builders.

We look for overall loan demand to pick up as the economy improves. As stated previously we already saw indications of this uptick late in the first quarter. Pricing on both loans and deposits will be critical in maintaining our margin. As Don said, we have nearly exhausted the potential for pick up on the deposit side during this low rate environment and we will need to be disciplined on the loan side to guard against eroding the margin.

Unemployment continues to run above the national rate throughout our market area and this will continue to stress many of our customers. However, several new businesses have recently announced decisions to locate in our market, creating new job opportunities. There also have been several announcements over the last few months regarding employment call backs and even some new job creation due to expansion. While all of this is encouraging, we feel that most companies will be slow to recall their workers until they develop more confidence in the strength of the recovery. If the unemployment levels remain high this will further strain consumers in meeting their debt obligations. Our credit staff continues to work hard at identifying any weaknesses early in order to mitigate potential losses.

We continue to operate under the Memorandum of Understanding that we announced in December. We are very well aligned with the capital plan that we submitted under that program and, as before, we continue to be significantly above the well capitalized level. Our business plan continues to follow the same basic banking strategy that we have always employed and based on the core performance we feel that it keeps us well positioned to grow with the economic recovery.

Our Board has made the decision to continue to suspend any common dividend payments until we see overall sustainable improvement in the economy and improvement in overall credit quality As I said earlier, we feel there are definitely positive economic indicators out there, both locally and nationally, but these positive trends must be validated by positive results.

We are keeping a cautious eye on the regulatory and legislative scene as there is much activity on both fronts that could have a dramatic impact on all banks from Wall Street to Main Street. We believe all financial institutions do not operate with the same business philosophy and plan and a one size fits all approach to regulation does not benefit anyone including our customers and shareholders.

Our mission is to be a community bank that provides a complete line of financial services with a relationship oriented approach on a profitable basis. The staff we have throughout this organization understands the importance of relationship banking and the importance of delivering on that mission. I thank them for their diligence and loyalty, and I thank you for joining us this morning on the call. And now we would be happy to take your questions.

Operator: Thank you. [Operator Instructions]. Our first question comes from Dennis Klaeser at Raymond James.

<Q – Dennis Klaeser>: Hi. Yes. Good morning.

<A – William Small>: Good morning.

<A – Donald Hileman>: Good morning, Dennis.

<Q – Dennis Klaeser>: Bill, just maybe a little bit more on the MOU, in your comments you said that your — I think that your comment was that your operating well aligned with the capital plan that was submitted as part of that MOU, so I’m taking it that the regulators are comfortable with the capital levels and haven’t directed you to raise a specific amount of additional capital?

<A – William Small>: No, they have not. When the MOU came out and I think we at the time even said that there is no preset levels that they were asking us to get to or no preset time to show any changes. They asked us to submit our capital plan that we felt fit our risk profile, we did that. I don’t want to use words comfortable or whatever, but I mean we’ve got a — we’ve got our pretty much a — I guess, I call it non-objection; they don’t call it an approval. And we have actually operated very much in line with that and we’re very pleased with where — with where we are at in relationship to that plan that we presented. So we were comfortable at the levels. We trust that they are and we will just — we’ll continue, this is really our first quarter operating under it and they will — they see our results now as everybody else does, and we’ll be filing our regulatory reports in another week or so to reaffirm all those numbers with them.

<Q – Dennis Klaeser>: Sure. I know there is lot of uncertainties as to the — the length of time that the MOU will be outstanding, but what’s your general understanding as to when the MOU might be reviewed again and then lifted.

<A – William Small>: Well, we certainly feel that we would have to go through another full exam cycle and that is scheduled. Our first — our next full exam cycle is — our full exam safety and soundness exam is scheduled for latter part of the summer. Of course, by the time they get through the field work and the write-up process. But, there is no indication at all that when the MOU is issued — anything like that is issued there is no set timeline that you are going to be under it. Our goal is just to make sure that everything we sat down and agreed to with them in there that we perform up to those levels, and hope that we make the progress that we anticipate we can make. But we certainly will have to go through at least one full exam cycle before there would be any serious look at it.

<Q – Dennis Klaeser>: Okay. With regards to credit quality, the non-accrual loans obviously, they decreased very substantially in the quarter. Counter to that trend, the 30 to 89-day delinquencies increased a fair amount. And I’m wondering, putting those two things together, what do you think is the overall trend with non-accrual loans? Should we expect that to continue to decline some, or will some of those early stage delinquent loans begin to flow into the non-accrual bucket?

<A – William Small>: I don’t know but I’m going to let Jim Rohrs, our President and CEO of the bank, respond on that because Jim does a lot of the deep dive on the credit quality. So, Jim?

<A – James Rohrs>: I would anticipate that our non-accruals have peaked at this point. I don’t necessarily see them declining dramatically in the next quarter. But I don’t also see those increasing. We are concerned. But although we’ve gotten the over 90-day delinquencies down, we’ve filled the bucket with 30 days again. But I don’t anticipate a significant portion of those migrating to non-performing status.

<Q – Dennis Klaeser>: Sure. And you’ve built your loan loss reserve to total loans a fair amount over the past few quarters and I’m wondering whether we’re getting to point there where that might be topping off?

<A – Donald Hileman>: Yes, Dennis. This is Don. I think it’s probably a fair assessment to say that we are very comfortable at that level and think that that level is on the high side for us. So we need to do a lot more work. As I said in my comments, we were not willing to say that we turned the corner, but we think we’re probably getting close to the high level there.

<Q – Dennis Klaeser>: Okay, great. Thanks for taking my questions.

<A – William Small>: Thanks, Dennis.

Operator: The next question comes from Eileen Rooney at KBW.

<Q – Eileen Rooney>: Good morning, everyone.

<A – William Small>: Good morning.

<Q – Eileen Rooney>: Most of my questions were already answered. I guess just one more followup on the MOU. Your comments, you spoke a lot about continuing to expand and grow. And I’m just wondering if the MOU impacts your ability to do FDIC deals or if you’ve discussed that with your regulator?

<A – William Small>: We’ve had some very high-level discussions with them; they did not preclude us from being involved in an FDIC assisted. It probably would — they’d take a harder look at it, I’m sure, under those circumstances. But, from what we understand, it would not — does not shut us out from doing those.

<Q – Eileen Rooney>: And is that something that you are interested in pursuing?

<A – William Small>: We’ve tried to track pretty closely possible companies that might be heading toward that type of resolution. To be honest with you, we don’t see anything here in the Northwest Ohio or say the Northwest quadrant of the state of Ohio that would be anywhere on that short list that FDIC has or long list maybe now. But, there has been a few up in Michigan that we’ve at least been made aware of, but nothing that we’ve had any interest in. It would have to be something relatively close to home for us. We’re not interested in starting up business in different parts of the country. So we continued to watch it and monitor it. But, to be honest with you I mean, I don’t see anything that looks like a potential target for us right anytime in the near future.

<Q – Eileen Rooney>: Okay, great. Thank you, guys.

<A – Donald Hileman>: Thanks.

Operator: The next question comes from Brett Villaume from FIG Partners.

<Q – Brett Villaume>: Good morning, everyone.

<A – William Small>: Good morning, Brett.

<A – Donald Hileman>: Good morning, Brett.

<Q – Brett Villaume>: You had mention that you had an increase liquidity impacting the margin this quarter, and I was wondering if you wouldn’t mind sort of quantifying that if possible? And also if — let me know if you have any plans on deploying that liquidity in the near future?

<A – Donald Hileman>: Sure. We’ve grown basically because we’ve had a lot of success on the deposit side in acquiring core deposits. We’ve generated a fair amount of cash. We’re probably sitting on what I would consider maybe 50 million of excess cash that’s in overnight accounts. So that compression on the margin is obvious in today’s environment. We’re not eager to do a quick fix and chase yield with that. We think loan growth will come. So we’re prepared to have some probably compression on margin on the other side until we can strategically redeploy those funds. We have seen some rebuild in our securities portfolio. We continue to anticipate that we’ll have some build there, de-utilizing some of the funds, but we anticipate being fairly liquid here for at least the next quarter or so, as we see what the loan volumes going to do.

<Q – Brett Villaume>: Okay. And you’d said also that you’d paid down FHLB in the amount of $20 million. When was that?

<A – Donald Hileman>: That was in the first quarter.

<Q – Brett Villaume>: In first quarter, okay.

<A – Donald Hileman>: Yep.

<Q – Brett Villaume>: And then just a follow-up and I wanted to ask you one detailed question about credit quality and that is you had said that $227,000 was the amount of OREO —OREO writedowns. Is that part of a total OREO expense that includes other OREO costs?

<A – Donald Hileman>: Yes.

<Q – Brett Villaume>: Okay. And what was that total?

<A – Donald Hileman>: It was about four hundred and some thousand.

<Q – Brett Villaume>: Okay. Thank you very much.

<A – Donald Hileman>: Okay.

<A – William Small>: Thank you.

Operator: [Operator Instructions]. Our next question comes from [Brandon Kanitz] with Stifel Nicolaus.

<Q>: Good morning, guys.

<A – William Small>: Good morning, Brandon.

<A – Donald Hileman>: Good morning.

<Q>: Good morning, hey, I’ll make a quick and maybe down in a couple of hours, but what percent of your non-performings are contractually current? Do you guys kind of keep the handle on that?

<A – William Small>: That’s one way of calculated this quarter…

<Q>: Okay.

<A – William Small>: It’s when they do watch but I don’t have the numbers…

<A – Donald Hileman>: There are some number of loans in that category, but I can’t tell you the dollar amount off the top of my head.

<Q>: All right. We’ll see you guys down there in a couple of hours.

<A – Donald Hileman>: All right.

<A – William Small>: We’ll do some digging between now and then.

<Q>: I appreciate it.

<A – William Small>: Thanks, Brandon.

<Q>: Thank you, guys.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to management for any closing remark.

Bill Small: We thank you very much for joining us this morning and look forward to talking with you at the end of the second quarter. Thank you.

Operator: The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

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